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                                                                    EXHIBIT 11.1

                           AMERICA SERVICE GROUP INC.

                                                                      QUARTER ENDED MARCH 31,
                                                                      -----------------------
                                                                         1998          1997
                                                                         ----          ----
Net income                                                            $1,462,000    $  393,000
Decrease in redeemable common stock                                           --        57,000
                                                                      ----------    ----------

Numerator for basic and diluted earnings per share - income
   available to common stockholder                                    $1,462,000    $  450,000
                                                                      ==========    ==========


Denominator for basic earnings per share - weighted average shares     3,530,000     3,392,000

Effect of dilutive securities                                             61,000       150,000
                                                                      ----------    ----------

Weighted average common shares outstanding - diluted                   3,591,000     3,542,000
                                                                      ==========    ==========

Basic earnings per share                                              $     0.41    $     0.13
                                                                      ==========    ==========
Diluted earnings per share                                            $     0.41    $     0.13
                                                                      ==========    ==========